Prospectus Supplement No. 4 (To Prospectus dated May 14, 2014)	Filed Pursuant to Rule 424(b)(3) File No. 333-184762

SOLIGENIX, INC.

4,723,357

SHARES OF COMMON STOCK UNDERLYING

PREVIOUSLY ISSUED WARRANTS AND RELATED PREFERRED STOCK PURCHASE RIGHTS

This Prospectus Supplement No. 4 (this “Prospectus Supplement”) supplements the prospectus dated May 14, 2014 (the “Final Prospectus”), relating to the offer and sale by us of (i) 4,723,357 shares of common stock, par value $0.001 per share, underlying warrants previously issued by us and (ii) preferred stock purchase rights issuable in accordance with the Rights Agreement, dated June 22, 2007, between us and American Stock Transfer & Trust Company, which are attached to and trade with our common stock.

This Prospectus Supplement contains (a) the Current Report on Form 8-K that we filed with the Securities and Exchange Commission on December 19, 2014 and (b) the Current Report on Form 8-K that we filed with the Securities and Exchange Commission on December 24, 2014. This Prospectus Supplement should be read in conjunction with, and may not be utilized without, the Final Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Final Prospectus, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 4 dated December 29, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2014

Commission File No. 000-16929

Soligenix, Inc.

(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 19, 2014, Soligenix, Inc. (the “Company”) issued a press release announcing the pricing of its public offering of 1,886,530 units at $1.21 per unit. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

As a result of price protection provisions contained in the Company’s outstanding warrants to purchase 4,723,357 shares of common stock issued in the Company’s June 2013 public offering, the exercise price of such warrants will be reduced from $1.65 to $1.21 per share.

Item 9.01.  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.
December 19, 2014	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D. President and Chief Executive Officer (Principal Executive Officer)

Exhibit 99.1

Soligenix Announces Pricing of Public Offering of Units

Princeton, NJ – December 19, 2014 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense, announced today the pricing of its registered public offering of 1,886,530 units at an offering price of $1.21 per unit, with each unit consisting of one share of common stock and 0.6 of a warrant to purchase one share of common stock. Each whole warrant will be immediately exercisable to purchase one share of common stock at an exercise price of $1.48 per share and will expire on the fifth anniversary of its issuance. Soligenix expects to receive gross proceeds of approximately $2.3 million from this offering, before deducting underwriting discounts, commissions and other related expenses. The closing of the offering is expected to occur on December 24, 2014, subject to the satisfaction of customary closing conditions.

The Company plans to use the net proceeds from the offering to fund its research and development activities, including the conduct of a Phase 3 clinical trial of SGX301 (synthetic hypericin) for the treatment of cutaneous T-cell lymphoma, as well as for general working capital needs.

Roth Capital Partners is acting as the sole book-running manager in this offering. H.C. Wainwright & Co. is acting as co-manager in this offering.

A registration statement on Form S-1 relating to this offering has been filed with the U.S. Securities and Exchange Commission and is effective. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147, or from the above-mentioned SEC website.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense. Our BioTherapeutics business segment is developing SGX301 as a first-in-class photo-dynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201), and our novel innate defense regulator technology (SGX942) for the treatment of oral mucositis.

Our Vaccines/BioDefense business segment includes active development programs for RiVax™, our ricin toxin vaccine candidate, VeloThrax™, our anthrax vaccine candidate, OrbeShield™, our GI acute radiation syndrome therapeutic candidate and SGX101 and SGX943, our melioidosis therapeutic candidates. The development of our vaccine programs is supported by our heat stabilization technology, known as ThermoVax™, under existing and on-going government contract funding.

This press release may contain forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to statements relating to its product development programs, potential market sizes, patient populations and clinical trial enrollment and any other statements that are not historical facts. These forward-looking statements are often identified by words such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA

Acting Chief Financial Officer

(609) 538-8200 | www.soligenix.com

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, NJ 08540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 24, 2014

Commission File No. 000-16929

Soligenix, Inc.

(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 24, 2014, Soligenix, Inc. (the “Company”) issued a press release announcing the closing of its public offering of 1,886,530 units at $1.21 per unit. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 24, 2014

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.
December 24, 2014	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D. President and Chief Executive Officer (Principal Executive Officer)

3

Exhibit 99.1

Soligenix Announces Closing of Public Offering of Units

Princeton, NJ – December 24, 2014 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense, announced today that on December 24, 2014 it closed its previously announced registered public offering.

The Company raised approximately $2.3 million in gross proceeds from the offering and intends to use the net proceeds from the offering to fund its research and development activities, including the conduct of a Phase 3 clinical trial of SGX301 (synthetic hypericin) for the treatment of cutaneous T-cell lymphoma, as well as for general working capital needs.

Roth Capital Partners acted as the sole book-running manager in this offering. H.C. Wainwright & Co. acted as co-manager in this offering.

The securities described above were offered pursuant to a Registration Statement on Form S-1 (File No. 333-199761), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on December 18, 2014. There will be no additional closings of the offering.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company developing products that address unmet medical needs in the areas of inflammation, oncology and biodefense. Our BioTherapeutics business segment is developing SGX301 as a first-in-class photo-dynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201), and our novel innate defense regulator technology (SGX942) for the treatment of oral mucositis.

Our Vaccines/BioDefense business segment includes active development programs for RiVax™, our ricin toxin vaccine candidate, VeloThrax™, our anthrax vaccine candidate, OrbeShield™, our GI acute radiation syndrome therapeutic candidate and SGX101 and SGX943, our melioidosis therapeutic candidates. The development of our vaccine programs is supported by our heat stabilization technology, known as ThermoVax™, under existing and on-going government contract funding.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release may contain forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to statements relating to its product development programs, potential market sizes, patient populations and clinical trial enrollment and any other statements that are not historical facts. These forward-looking statements are often identified by words such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA

Acting Chief Financial Officer

(609) 538-8200 | www.soligenix.com

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, NJ 08540